Exhibit 99.1

LIMITED BRANDS REPORTS DECEMBER 2011 SALES AND INCREASES FOURTH QUARTER EARNINGS GUIDANCE

Columbus, Ohio, Jan. 5, 2012 - Limited Brands, Inc. (NYSE: LTD) reported a comparable store sales increase of 7 percent for the five weeks ended Dec. 31, 2011, compared to the five weeks ended Jan. 1, 2011. The company reported net sales of $1.868 billion for the five weeks ended Dec. 31, 2011, compared to net sales of $1.790 billion last year. Total sales for the month were negatively impacted by the sale of our third party apparel sourcing business in the beginning of November 2011.

The company reported a comparable store sales increase of 10 percent for the 48 weeks ended Dec. 31, 2011, compared to the 48 weeks ended Jan. 1, 2011. The company reported net sales of $9.590 billion for the 48 weeks ended Dec. 31, 2011, compared to sales of $8.841 billion last year.

The company now expects to report adjusted fourth quarter earnings per share of $1.42 to $1.46 versus its previous guidance of $1.28 to $1.43 per share and $1.26 last year.

To hear further commentary provided on Limited Brands' prerecorded December sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.Limitedbrands.com for an audio replay.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,639 specialty stores in the United States and its brands are sold in more than 600 company-operated and franchised additional locations world-wide. The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Limited Brands b-roll footage of stores is available through our online newsroom.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the December sales call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the December sales call:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into international markets and related risks;

•	our independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our reliance on foreign sources of production, including risks related to:

◦	political instability;

◦	duties, taxes and other charges on imports;

◦	legal and regulatory matters;

◦	volatility in currency exchange rates;

◦	local business practices and political issues;

◦	potential delays or disruptions in shipping and related pricing impacts;

◦	the disruption of imports by labor disputes; and

◦	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the December sales call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2010 Annual Report on Form 10-K.
Adjusted information which provides non-GAAP financial information and estimates is presented in order to improve investors' understanding of historical and expected results and improve comparability of financial information from period to period.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS
DECEMBER 2011

Comparable Store Sales Increase (Decrease):

	December	December	Year-to-Date	Year-to-Date
	2011	2010	2011	2010

Victoria's Secret Stores	11%	8%	13%	12%
La Senza	—%	(7%)	(2%)	(1%)
Bath & Body Works	4%	4%	6%	4%
Limited Brands	7%	5%	10%	8%

Total Company-Operated Stores:

	Stores	Year-to-date		Stores
	Operating at			Operating at
	1/29/2011	Opened	Closed	12/31/2011

Victoria's Secret Stores	1,028	8	(14)	1,022
Bath & Body Works	1,606	6	(14)	1,598
Henri Bendel	11	8	—	19
Total United States	2,645	22	(28)	2,639

La Senza Canada	252	—	(7)	245
Bath & Body Works Canada	59	10	—	69
Victoria's Secret Canada	12	8	(1)	19
Total Limited Brands	2,968	40	(36)	2,972